Exhibit 10.22

October 20, 2016

Mr. James Reed

15901 62nd Ave NW

Gig Harbor, WA 98332

Dear James,

We are pleased to have you serve in the position of Executive Vice President and Chief Financial Officer of USA Truck, Inc. (the "Company"). The following outlines the terms of employment, but does not constitute a contract of employment or a guarantee of employment. This offer is subject to final approval by the Company's Board of Directors.

Compensation

•	Your annual base salary will be $300,000, which will be paid in monthly installments on the last business day of each month of employment in the amount of $25,000.

•	You will participate in the established Company Management Bonus Plan, beginning in 2017. For 2017, you will be entitled to:

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a cash bonus of up to 100% of your base salary for 2017 with a target attainment level of 60% of such base salary, depending upon performance relative to goals determined by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”);

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an equity grant of restricted shares of the Company’s common stock equal to up to 40% (with the initial grant of restricted shares at the 30% target level) of your base salary for 2017. The number of restricted shares awarded will be based upon your annualized base salary and the closing price of the Company’s common stock on the trading day immediately preceding the award date. Vesting of this award depends upon performance relative to goals established by the Committee, and is subject to additional time vesting. The Committee will determine whether such performance goals have been achieved in early 2018 following receipt of the Company’s fiscal year 2017 audited financial results, at which time some or all of the restrictive shares may be forfeited if the performance goals are partially achieved or not achieved, or additional restricted shares may be granted if the performance goals are met above the target level. The non-forfeited restricted shares will then vest 25% per annum, subject to continued employment and certain other forfeiture provisions. For example, if the Committee determines on January 31, 2018 that the performance goals for 2017 have been achieved at the target level, none of the restricted shares granted would be forfeited, one-fourth of the restricted shares will vest on the date of determination, and the remaining restricted shares will vest in annual installments of 25% each, commencing January 31, 2019;

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an equity grant of restricted shares of the Company’s common stock subject to performance-based vesting of up to 100% (with the initial grant of restricted shares at the 60% target level) of your base salary for 2017. The number of restricted shares awarded will be based upon the closing price of the Company’s common stock on the trading day immediately preceding the award date. Vesting of this award depends upon attainment of the goals for the period 2017-2019 as established by the Committee. The Committee will determine whether and to what extent such performance goals have been achieved in early 2020 following receipt of the Company’s fiscal year 2019 audited financial results, and this equity grant, if earned, will vest on the date of such determination; and

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upon the occurrence of a Payment Trigger described in subparagraph (ii) of Paragraph (L) of Section 1 of Exhibit A hereto, all unvested shares subject to time-based vesting would become fully vested and any unvested shares subject to performance-based vesting would vest in an amount equal to the number of restricted shares that would vest pro-rated for the number of days employed in the applicable performance period through the occurrence of such Payment Trigger and achievement of the target level of any related performance criteria over the applicable performance period, as more fully described in, and subject to, the award agreement relating to such shares.

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You will receive an initial equity grant of $150,000 based on the closing price of the Company’s common stock on the date your employment with the Company begins, 50% of which will vest upon full-time residency and permanent relocation in the Ft. Smith/Van Buren, Arkansas area of you and your family and the remaining 50% on June 30, 2017.

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You will receive a cash bonus of $100,000, payable one-half on March 31, 2017; and the balance upon established full-time residency and permanent relocation in the Ft. Smith/Van Buren, Arkansas area for you and your family, in each case subject to your being employed by the Company on those dates.

•	You may be required to serve as an officer and/or director of one or more subsidiaries of the Company, for which you will receive no additional compensation.

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Your position with the Company requires that you establish full-time residency in the Ft. Smith/Van Buren, Arkansas area for you and your family not later than January 1, 2017. To assist with your interim residency and timely relocation, you will receive a reimbursement allowance for transitional housing including meals and *flights or mileage and temporary housing for rental property from November 2016 through January 2017 until permanent residency has been established. *Flight allowance includes one basic airfare paid for by the Company every two weeks. In addition, you will receive a one-time net payment of $60,000 as a relocation bonus on the first scheduled pay date upon hire and agree that full-time residency and permanent relocation of you and your family will occur no later than January 1, 2017. In the event residency is not established by January 1, 2017, you agree to promptly repay/reimburse the full amount of such relocation bonus to USA Truck. Once you have established full-time residency and permanent relocation in the Ft. Smith/Van Buren, Arkansas area of you and your family, you will also receive a one-time net payment equal to the customary realtor commissions payable upon the sale of your home.

•	You will be provided a laptop and smart phone at the Company's expense.

•	USA Truck will also pay you the net amount for 90 days of COBRA coverage to assist you in continual coverage of your current healthcare plan during the mandatory waiting period.

•	All payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes.

Benefits

•	You will receive four weeks paid vacation per year.

•	You are eligible for, and may participate in, the Company's 401(k) Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	You are eligible for, and may participate in, the Company's Employee Stock Purchase Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	The Company is currently a sponsor of the Arkansas Best Federal Credit Union and you may be eligible to participate in programs made available to the Company's employees.

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You are eligible for, and may participate in, the Company's Medical, Dental and Vision and Prescription Drug plans subject to Company policies and the terms of those plans as in effect from time to time.

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You will receive $1,000 per year to be applied towards premium payments on a supplemental term life insurance or you may choose to receive it as wages in your monthly payroll check (at the rate of $83.33 per month).

Confidential Information or Trade Secrets

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You will observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. You agree that you will comply with the Company's employee handbook, Code of Business Conduct and Ethics Policy, the Open Door Policy, the Whistleblower Policy, and any other policies of the Company as they relate to employees or directors of the Company.

Severance and Change in Control Agreement

●	You and the Company will enter into an agreement providing severance and change in control benefits on the date hereof in the form of Exhibit A attached hereto and incorporated by reference herein.

This letter does not create an express or implied contract of employment or any other contractual commitment. This letter contains the complete, final, and exclusive embodiment of the understanding between you and the Company regarding the terms of your employment and supersedes in all respects any prior or other agreement or understanding, written or oral, between you and the Company with respect to the subject matter of this letter. Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any or no reason, consistent with applicable law. Notwithstanding the terms of this letter, the Company shall have the right change its compensation, welfare, benefit, incentive, and employment plans, policies, and terms from time to time.

You represent and warrant that your signing of this letter and the performance of your obligations under it (including, without limitation, your employment with the Company and your performance of services for the Company) will not breach or be in conflict with any covenant not to compete and/or similar obligations by which you are or may be bound. You also agree that you will not disclose to or use on behalf of the Company any proprietary information of another person or entity without that person's or entity's consent.

We look forward to your joining the USA Truck, Inc. family and ask that you acknowledge your acceptance of the terms of this letter by signing below and faxing or emailing the signed letter to my attention.

Sincerely,

/s/ John R. Rogers

John R. Rogers

President and Chief Executive Officer

Agreed and Accepted

/s/ James D. Reed 10/21/16
James Reed

Exhibit A

[Severance and Change In Control Agreement Attached]